Exhibit 5.2
Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

November 22, 2017

Board of Directors
Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, New Jersey 07960

Ladies and Gentlemen:

We are acting as counsel to Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), in connection in connection with the Company's issuance of up to $10,675,000 of shares of the Company's common stock, par value $0.01 per share (the "Shares"), from time to time and at various prices in an "at-the-market" offering pursuant to that certain Controlled Equity OfferingSM Sales Agreement, dated November 7, 2014 (the "Agreement"), by and between the Company and Cantor Fitzgerald & Co. ("Placement Agent"). The Shares will be sold by the Company pursuant to the Company's registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on November 22, 2017 (the "Registration Statement") and a base prospectus and related prospectus supplement which form a part of the Registration Statement, (together, the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. "Hogan Lovells" is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Pernix Therapeutics Holdings, Inc.	-2-	November 22, 2017

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement and the Prospectus relating to the offer and sale of the Shares, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and Prospectus and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP